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                                  EXHIBIT (C).


22. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.


Name of                        State of
Subsidiary                 Incorporation        Does Business as
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Century  Steel
Products, Inc.            Virginia         Century Steel Products, Inc.


U.S. Insurance Brokers,   District of      U.S. Insurance Brokers, Inc.
Inc.                      Columbia

DC Partners, Ltd.         New Jersey       DC Partners, Ltd.

Scibal Associates, Inc.   New Jersey       Scibal Associates, Inc.





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